SENTO RECEIVES NASDAQ NOTICE THAT IT IS IN FULL COMPLIANCE WITH CONTINUED LISTING STANDARDS

SALT LAKE CITY, Utah, June 1, 2007 – Sento Corporation (Nasdaq: SNTO), a right-channeling solutions leader, today reported that it has received notice from NASDAQ that the Company has complied with the continued listing standards. Accordingly, the Company is no longer subject to delisting from the Nasdaq Capital Market and its common stock will continue to be listed on the Nasdaq Capital Market under the ticker symbol SNTO.

Under Nasdaq listing standards, Sento was required to hold its Annual Shareholder’s Meeting, file its proxy statement and solicit proxies for the fiscal year ended March 31, 2006 by March 31, 2007. Sento delayed holding the Annual Meeting to allow for the completion of the search for a new Chief Executive Officer. On March 15, 2007 the Company hired Mr. Kim A. Cooper, an industry veteran, to this position and immediately filed its preliminary proxy statement for the delayed Annual Meeting with the Securities & Exchange Commission. Subsequently, the Company held its Annual Shareholder’s Meeting for the fiscal year ended March 31, 2006 on May 22, 2007.

SENTO PROFILE

Sento Corporation (www.sento.com) specializes in Right Channeling(SM), a proven methodology designed to optimize customer contact solutions and ensure that companies make informed choices for multi-channel communication that support their business goals and customer expectations. We offer outsourced customer contact services designed to optimize the way companies interact with their customers to enhance brand loyalty, improve customer satisfaction, drive business initiatives and reduce service costs. Through our proprietary Customer Choice Platform(SM), we offer comprehensive professional services and customer interaction tools for customer acquisition, customer service and technical support. Companies can select communication channels from a range of integrated live support and web-enabled self-help applications that combine voice, chat, email and web forums. With operations in the U.S., The Netherlands, and France, plus partnerships in India and other low-cost regions, Sento provides customer contact solutions in 19 languages to industry-leading clients worldwide including McAfee, LensCrafters, Philips, Thomson, and Overstock.com.

FORWARD-LOOKING STATEMENTS

Statements in this press release, which are not purely historical, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Sento’s beliefs, expectations, goals, hopes or intentions regarding future events. Words such as “expects,” “intends,” “estimates,” “believes,” “anticipates,” “should” and “likely” also identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Sento as of such date. Sento assumes no obligation, and specifically disclaims any obligation, to update any forward-looking statement. Actual results could differ materially from those anticipated for a number of reasons, including, among others: the Company’s stock price has historically been volatile; variations in market and economic conditions; the Company’s dependence on its limited number of key clients; failure to renew existing client contracts for continuation of services; reduction in services requested by the Company’s clients resulting in lower revenues for the Company; the Company’s ability to complete negotiations and execute client agreements; risk of equipment failure and/or emergency interruption of the Customer Contact Solutions operations; and other unanticipated factors. Risk factors, cautionary statements and other conditions, which could cause actual results to differ from the Company’s current expectations, are contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K.

Contact:

Kim A. Cooper, CEO, Sento at 801-431-9200